Exhibit 5.2
Ballard Spahr LLP
One Utah Center, Suite 800
Salt Lake City, Utah 84111-2221
Tel 801.531.3000
Fax 801.531.3001
www.ballardspahr.com
March 11, 2011
Diamond Resorts Corporation
10600 West Charleston Boulevard
Las Vegas, Nevada 89135

Re:	Diamond Resorts Corporation (the “Company”) $425,000,000 12% Senior Notes due 2018
Ladies and Gentlemen:
We have acted as counsel to the parties listed on Schedule 1 attached hereto (collectively, the “Guarantor Entities”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and its guarantor subsidiaries listed in the Registration Statement, including the Guarantor Entities, with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed public offering of up to $425,000,000 aggregate principal amount of the Company’s 12% Senior Secured Exchange Notes due 2018 (the “Exchange Notes”) in exchange for up to $425,000,000 aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2018, and the related guarantees of payment included in Article X of that certain Indenture (defined below) by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees will be issued under an Indenture dated as of August 13, 2010 (the “Indenture”) among the Company, Diamond Resorts Parent, LLC, a Nevada limited liability company (“Parent”), Diamond Resorts Holdings, LLC, a Nevada limited liability company, the other guarantors named therein, including the Guarantor Entities and Wells Fargo Bank, National Association, as Trustee and Collateral Agent (“Trustee”).
Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Indenture.
In connection with this opinion, we have examined copies of each of the following documents (collectively, the “Documents”), each dated, unless otherwise noted, as of the date hereof.
     (1) The Indenture and the Guarantees contained therein;
     (2) The Registration Statement (collectively with the Indenture and the Guarantees, the “Transaction Documents”);
     (3) The articles or certificates of incorporation and by-laws of each of the Covered Corporate Entities (as defined below) listed on the Officer’s Certificate, each certified by the secretary or other officer of such Covered Corporate Entity;

     (4) The articles or certificates of formation and operating or limited liability company agreements of the Covered LLC Entities (as defined below) listed on the Officer’s Certificate, each certified by the secretary or other officer of such Covered LLC Entity;
     (5) The good standing certificates issued on or about the date hereof by the Secretary of State, or similar governmental entity having the power to issue such certificates, of the jurisdiction in which each Guarantor Entity has been incorporated or formed; and
     (6) The Officer’s Certificate of the applicable officers of the Guarantor Entities (the “Officer’s Certificate”).
The articles or certificates of organization or incorporation, the operating agreements or limited liability company agreements and by-laws of the Guarantor Entities described above in items (3) and (4) above are referred to herein collectively as the “Organizational Documents.” The good standing certificates described above in item (5) above are referred to herein collectively as the “Good Standing Certificates.”
We have examined certificates of public officials and such other documents and records and those matters of law as we have deemed appropriate as a basis for the opinions hereinafter expressed. We have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinion.
As to questions of fact material to this opinion, we have, when relevant facts were not independently established by us, relied upon the representations and warranties of the Guarantor Entities contained in the Documents.
The terms “AZ Corporate Entity,” “CA Corporate Entities,” “CA LLC Entities,” “MD Corporate Entity,” “NV Corporate Entities,” and “NV LLC Entities” are designated in Schedule 2 hereto. The AZ Corporate Entity, the CA Corporate Entities, the MD Corporate Entity and the NV Corporate Entities are collectively referred to herein as the “Covered Corporate Entities.” The CA LLC Entities and the NV LLC Entities are collectively referred to herein as the “Covered LLC Entities.”
Our opinions are expressly limited to:
     (i) the laws of the State Arizona under the Arizona Business Corporation Act (Title 10, Chapters 1 through 17 of the Arizona Revised Statutes) (the “AZ Corporation Act”) in the case of the AZ Corporate Entity;
     (ii) the laws of the State of California under the General Corporation Law (Corporations Code §100 et seq.) (the “CA GCL”) in the case of the CA Corporate Entities, and the laws of the State of California under the Beverly-Killea Limited Liability Company Act (Corporations Code §17000 et seq.) (the “CA LLC Act”) in the case of the CA LLC Entities;

     (iii) the laws of the State of Maryland under the Maryland General Corporation Law (Titles 1 through 3, inclusive, of the Corporations and Associations Article of the Annotated Code of Maryland (the “MD Corporate Act”) in the case of the MD Corporate Entity; and
     (iv) the laws of the State of Nevada under the Nevada Revised Statutes, Chapter 78, Private Corporations (the “NV Corporate Code”) in the case of the NV Corporate Entities, the laws of the State of Nevada under the Nevada Revised Statutes, Chapter 86, Limited-Liability Companies (the “NV LLC Statutes”) in the case of the NV LLC Entities.
The Applicable Laws (as defined below) under the AZ Corporation Act, the CA GCL, the CA LLC Act, the MD Corporate Act, the NV Corporate Code and, the NV LLC Statutes are collectively referred to herein as the “Covered Laws.” As used herein, the term “Applicable Laws” means all present statutes, rules or regulations which in our experience are normally applicable both to entities that are not engaged in regulated business activities and to transactions of the type contemplated by the Transaction Documents.
The Transaction Documents purport to be governed by the laws of the State of New York. Notwithstanding the choice of law in the Transaction, all opinions herein are provided under the Covered Laws only. Further, we assume that the result of the application of New York law as specified in the Transaction Documents will not be contrary to a fundamental policy of the law of any other state with which the parties may have material or relevant contact in connection with the transaction contemplated by the Transaction Documents, and as to which there is a materially greater interest in determining an issue of the choice of law.
     In making such examination, with your permission, we have assumed:
(i)	the genuineness of all signatures other than those of representatives of the Guarantor Entities;

(ii)	that all natural persons who are signatories to the Documents have sufficient legal competency to enter into and perform their respective obligations thereunder;

(iii)	that the copies of all documents (including without limitation drafts of the Transaction Documents) submitted to us are accurate and complete and conform exactly to the final executed originals of all such documents;

(iv)	that each of the parties to the Transaction Documents (other than the Company and the Guarantor Entities) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such party is organized, and has the power and authority to enter into and perform each of its respective obligations thereunder;

(v)	the due execution and delivery of each of the Transaction Documents by each of the parties thereto (other than the Company and the Guarantor Entities);

(vi)	the due authorization of each of the Transaction Documents by each of the parties thereto other than the Company and the Guarantor Entities;

(vii)	that the execution, delivery and performance of the Transaction Documents by each of the parties to the Transaction Documents (other than the Company and the Guarantor Entities) will not violate the Organizational Documents of such entity;
(viii)	the accuracy of representations and warranties of the Company and the Guarantor Entities set forth in the Transaction Documents as to factual matters only (and not as to legal conclusions); and that the conduct of the parties to the Transaction Documents complies with any requirement of good faith, fair dealing, conscionability and commercial reasonableness;

(ix)	that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence with respect to any party;

(x)	the NV Corporate Entities and NV LLC Entities do not engage in the business of gaming, liquor, financial institutions, public utilities, insurance or cemeteries; and

(xi)	the Officer’s Certificate is true, complete and not misleading, all statements and assumptions of fact set forth therein remain true and valid as of the date hereof and that the Organizational Documents are correct and complete, have not been further amended and are in full force and effect as of the date hereof.
     Based upon the foregoing and subject to the comments and qualifications set forth below, we are of the opinion that:
          1. Based solely on the applicable Organizational Documents and the respective Good Standing Certificates, each of the AZ Corporate Entity, the CA Corporate Entities, the MD Corporate Entity and the NV Corporate Entities is duly incorporated and validly existing as a corporation and in good standing under the laws of the States of Arizona, California, Delaware, Maryland, and Nevada, respectively, with full power to own its existing properties and conduct its business pursuant to its respective Organizational Documents as identified on Schedule 2.
          2. Based solely on the applicable Organizational Documents and the respective Good Standing Certificates, each of the CA LLC Entities and the NV LLC Entities is a limited liability company duly formed, validly existing and in good standing under the laws of the States of California and Nevada, respectively, with full power to own its existing properties and conduct its business pursuant to its respective Organizational Documents as identified on Schedule 2.
          3. Each of the Company and each Guarantor Entity has all necessary corporate or limited liability company (as applicable) power and authority to execute and deliver and perform its respective obligations under the Indenture and the Guarantees to which it is a party.
          4. The execution and delivery by each of the Company and each Guarantor Entity of the Indenture and Guarantees have been duly authorized by all requisite corporate or limited liability company (as applicable) action on the part of the Company and each Guarantor Entity.
          5. To our knowledge, the execution and delivery by each of the Company and each Guarantor Entity of the Indenture and Guarantees do not, as of the date hereof: (a) violate the applicable Organizational Documents of the Company or such Guarantor Entity, or (b) violate any Covered Law that we have, in the exercise of customary professional diligence, recognized as being directly applicable to the Company or such Guarantor Entity or the transactions contemplated by the Indenture and Guarantees.
     The foregoing opinions are subject to the following exceptions, limitations and qualifications:
          (a) Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, marshalling or similar laws affecting creditors’ rights and remedies generally; general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) We express no opinion as to the enforceability of any Document or any provision thereof.
          (c) We express no opinion as to the law of any jurisdiction other than the Covered Laws.
The word “knowledge” as used in this opinion means the personal, current and actual consciousness of lawyers of this firm who have actively participated in the rendering of this opinion letter only, without inquiry or investigation, and shall not imply that anyone else’s knowledge is imputed to such individuals. Without limiting the generality of the foregoing, we have not examined any of our clients’ files, we have not examined any of our files relating to matters other than the transaction contemplated by the Transaction Documents, we have not made any special inquiry of our client, and we have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinion.
This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is being furnished by us to you in connection with the transactions described herein and is solely for the benefit of the Company and its permitted successors and assigns and Katten Muchin Rosenman LLP. Except as otherwise expressly consented to by us in writing, this opinion may not be relied upon by any other person or for any other purpose.

This opinion (other than portions related to the AZ Corporate Entity and the Covered Laws of the State of Arizona) shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 Business Lawyer 831 (May 1998).
Those portions of the opinion related to the AZ Corporate Entity and the Covered Laws of Arizona shall be interpreted in accordance with the First Amended and Restated Report of the State Bar of Arizona Business Law Section Committee on Rendering Legal Opinions in Business Transaction dated October 20, 2004.

/s/ Ballard Spahr LLP

BALLARD SPAHR LLP

SCHEDULE 1
Guarantor Entities
(AZ, CA, MD and NV)

Jurisdiction
of
Entity Name	Organization
Diamond Resorts Management, Inc. (f/k/a RPM Management, Inc.)	AZ
AKGI Poipu Investments, Inc.	CA
Lake Tahoe Resort Partners, LLC	CA
Resort Management International, Inc.	CA
Diamond Resorts International Marketing, Inc. (f/k/a Resort Marketing International, Inc.)	CA
Diamond Resorts Corporation	MD
Diamond Resorts Parent, LLC	NV
Diamond Resorts Holdings, LLC	NV
Chestnut Farms, LLC	NV
Diamond Resorts Financial Services, Inc.	NV
Diamond Resorts Polo Development, LLC	NV
George Acquisition Subsidiary, Inc.	NV
Resorts Development International, Inc.	NV